Exhibit 10.2
July 31, 2024

Yishai Lerner
XXXXXXXXXXXXXXX
XXXXXXXXXXXXXXX

Terms of Separation
Dear Yishai,

This Separation Agreement (“Separation Agreement”) sets forth our understanding regarding your separation from Jones Lang LaSalle Incorporated and their respective affiliated entities (collectively, the “Company”) including payment to you pursuant to the Severance Pay Plan of Jones Lang LaSalle Incorporated as amended and restated effective March 15, 2019 (the “Severance Plan”). This Separation Agreement shall be effective only if executed by you and delivered to the Company on or before 5:00 p.m. (Chicago time) on July 26, 2024. You will have seven days after delivering an executed copy of this Separation Agreement to change your mind and revoke your acceptance; if you choose not to revoke your decision during this seven-day period, this Separation Agreement shall become effective on the eighth day following your delivery of the executed Separation Agreement to the Company (the “Effective Date”).

1. Termination of Employment.

(a) Termination Date. You and the Company acknowledge that the Company has decided that your service with the Company in all capacities, other than as an consultant, including, without limitation, as an officer, fiduciary or other senior position with the Company, including but not limited to your role as Co-CEO of JLL Technologies, membership on the Global Executive Board (the “GEB”) and any officer of director positions you hold with JLL Spark or any portfolio companies will terminate at 5:00 p.m. (Chicago time) on October 2, 2024 (the “Termination Date”), irrespective of whether you timely execute and deliver, and do not revoke, this Separation Agreement, and that your position as an employee of the Company will terminate on the Termination Date. You agree to take any required actions and to execute any additional documents as the Company determines to be necessary or advisable to effect any of the foregoing.

(b) Consultative Period Services. From the period (the “Consultative Period”) beginning immediately following the Termination Date and ending at 5:00 p.m. on April 30, 2027 (the “End Date”), you agree to be available as a consultant of the Company for a minimum of 10 hours per month and agree to provide the Company with such support and services as may be reasonably requested by the Company’s Board of Directors (the “Board”) or the Company’s Chief Executive Officer.

(c) Compensation. During the Consultative Period, you will be paid $1250 per hour with a guaranteed payment for at least 10 hours per month, payable in accordance with the Company’s normal procedures for payment to consultants. You will not be eligible for any additional incentive compensation following the Termination Date, except as otherwise provided herein. Any unpaid consulting fees through the end of the Consultative Period will be paid to you on or as soon as practicable following the Consultative Period in accordance with ordinary payroll practices. The Company will reimburse you for any outstanding business expenses that were properly incurred through the Consultative Period and timely submitted by you for reimbursement pursuant to the applicable policies of the Company.

2. Payments Upon Termination of Employment.

(a) Consideration. Subject to the terms and effectiveness of this Separation Agreement, the Company shall provide you with the following:

(i) Severance; Benefits. Pursuant to the terms of the Severance Plan, the Company shall pay you a cash severance payment in an amount equal to $3,983,076.92 (equal to fifty-four (54) weeks of base salary at an annual rate of $623,076.92 plus one (1) times your annual AIP of $1,920,000 plus a 2024 annual bonus of $1,440,000 (representing your target bonus pro-rated based on months of service)), (together, the “Severance Payment”), less applicable taxes and withholdings. Your Severance Payment will be made on or before November 15, 2024. In the event of your death prior to payment of the Severance Payment, the Company shall pay the Severance Payment to your estate.

(ii) Outplacement Services. The Company shall pay for six (6) months of the actual cost to provide the benefits of an executive-level outplacement counseling service selected by the Company. You shall not have the option to take additional compensation in lieu of such benefit. You must commence outplacement services within six (6) months of the Termination Date.

(b) Other Benefits. You will continue to participate in the Company’s 401(k) Retirement and Savings Plan and any rights, to the extent thereof, shall be subject to the terms of that plan.

(c) Equity Awards. You will not be eligible for any additional equity awards, including restricted stock units and performance share units. Any annual incentive compensation previously awarded to you under the Company Stock Award and Incentive Plan, annual incentive program or any other program, including under the GEB Long Term Incentive Compensation Plan (the “GEB LTIP”), shall be forfeited on the Termination Date. Notwithstanding the above, the 18,264 unvested RSUs previously granted to you will continue to vest during the Consultative Period, pending Compensation Committee approval.

3. No Other Compensation or Benefits. Except as otherwise specifically provided herein, you shall not be entitled to any additional compensation or benefits or to participate in any past, present or future employee benefit programs or arrangements of the Company (including, without limitation, any compensation or benefits under any bonus or severance plan, program or arrangement, whether specified or agreed in your applicable employment document(s) or elsewhere) on or after the Termination Date.

4. Return of Property. Upon the termination of the Consultative Period, you shall return to the Company all property of the Company in your possession and all property made available to you in connection with your employment by the Company, including, without limitation, any and all Company credit cards, keys, parking access cards, security access codes, records, manuals, customer lists, notebooks, computers, computer programs and files, PDAs, telephones, papers, electronically stored information and documents (and all copies thereof) kept or made by you in connection with your employment, it being acknowledged hereby that all of said items are the sole property of the Company.

5. Restrictive Covenants.

(a) No Solicitation. During your Consultative Period and for six (6) months after the End Date you shall not yourself, and shall not direct any other person to, either on your own account or on behalf of or with any other person, firm or business entity, do any of the following:

(1) solicit or induce any employees or independent contractors of the Company (including any individual who was an employee or independent contractor of the Company during the six months preceding the date of this Separation Agreement) to leave the employ or service of the Company; or

(2) use trade secret information to solicit or induce any clients that have existing or contracted transactions or assignments with the Company as of the date of this Separation Agreement to discontinue or reduce (x) their transactions or assignments with the Company or (y) their consideration of the Company for pending transactions or assignments.

(b) Limitations during the Consultative Period. During the Consultative Period, you shall not perform duties or services for CBRE or Cushman and Wakefield, whether as an employee, consultant, principal, advisor, board member, or any other capacity.

(c) Intellectual Property. You agree to assign to the Company your entire right, title and interest in any invention or idea, patentable or not, that you create or conceive of (i) from the date of this Separation Agreement until the End Date and for six (6) months thereafter and (ii) which relates in any manner to our actual or anticipated business, research or development, or is suggested by or results from any task the Company assigned to you or any work you performed on behalf of the Company. You agree that you will promptly disclose to the Company any invention or idea contemplated above, and upon request, you will execute a specific assignment of title to the Company and do anything else reasonably necessary to enable the Company at its expense to secure a patent therefore in the United States and in foreign countries. Notwithstanding the foregoing, the Company agrees to waive its rights to receive such assignment in the event you provide the Company with an opportunity to co-invest in any business commercializing such invention or idea at the same price and on the same terms and conditions as those offered to other prospective investors, provided that such participation right shall not exceed 30% of the total dollar amount raised in a financing round unless mutually agreed upon by you and JLL.

(d) Confidentiality and Non-Disclosure of Company Information. You acknowledge and agree that all non-public information concerning the Company, its clients and/or employees that was or will be acquired by or disclosed to you during your employment, including, without limitation, information on the Company’s clients and pricing, business practices and models, business strategies, marketing plans and strategies, compensation structures and the compensation and performance evaluations of the Company’s employees was or will be acquired or disclosed in strict confidence. You shall keep all such information secret and confidential indefinitely and shall not disclose such information, directly or indirectly, to any other person, firm or business entity or to use it in any way. You further acknowledge and agree that you have been provided with confidential information regarding copyrighted materials of the Company, including, without limitation, reference manuals, client proposals, data collection manuals and other proprietary information of the Company. You shall not use this information in any manner and further agree that you will make no attempt, nor provide information to others that would allow them to attempt, to access to the Company’s computer system or those computer systems of the Company’s clients.

However, the parties agree that you may disclose confidential information (i) to the extent necessary to comply with any law, court order or subpoena; (ii) in connection with any discovery request to which a response is required by law; (iii) in a confidential manner either to a federal, state or local government official or to an attorney where such disclosure is solely for the purpose of reporting or investigating a suspected violation of law, (iv) in an anti-retaliation lawsuit or other legal proceeding, so long as that disclosure or filing is made under seal and you do not otherwise disclose such confidential information, except pursuant to court order, or (v) to the extent necessary to enforce your rights hereunder. In the event you are under an obligation to disclose confidential information in any lawsuit or as part of any judicial proceeding, you agree to provide written notice of this fact as far in advance as practicable to the Company’s Legal Services Group and to permit the Company to contest such disclosure on any grounds legally permitted.

You acknowledge that, due to your position with the Company, the terms of this Separation Agreement may be publicly disclosed by the Company as and to the extent required by the regulations of the U.S. Securities and Exchange Commission in the Company’s judgment.

(e) Reasonableness of Restrictions. You acknowledge that the restrictions in this Section 5 are fair and reasonable and are reasonably required for the protection of the Company. You further acknowledge that you will be reasonably able to earn a living without violating the terms of this Section 5, and the restrictions outlined herein are a material inducement and condition to the Company’s provision of the payments and benefits described in this Separation Agreement.

6. Whistleblower Rights. You have the legal right to certain protections for cooperating with or reporting legal violations to various governmental entities. No provisions in this Separation Agreement are intended to prohibit you from exercising such rights, and you may do so without disclosure to the Company. The Company may not retaliate against you for any of these activities, and nothing in this Separation Agreement would require you to waive any monetary award or other payment that you might become entitled to from any such governmental entity. Further, nothing in this Separation Agreement precludes you from filing a charge of discrimination with the Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment practice agency; provided, however, that as of the Effective Date, you may not receive a monetary award or other personal relief from the Company in connection with any such charge or complaint that you filed or is filed on your behalf.

7. Release of Claims.

(a) In consideration of the payments and benefits provided to you in this Agreement including but not limited to those set forth in Sections 1 and 2 above, you, and each of your respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”), hereby irrevocably and unconditionally release and forever discharge the Company and their successors, assigns, and any of their stockholders, officers, directors, partners, agents and employees (all of whom are hereinafter referred to as the “Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), whether known or unknown, including, without limitation, any Claims under any contract, including your applicable employment documents, the JLL Severance Plan, the GEB LTIP, any federal, state, local or foreign law that the Releasors may have, or in the future may possess, including, but not limited to, Claims under Title VII of the Civil Rights Act, the Americans with Disabilities Act, and the Employee Retirement Income Security Act, arising out of (i) your employment relationship with and service as an employee of the Company and the termination of such relationship or service and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the Releasors are not releasing any Claims that may not be released under applicable law or any Claims to enforce the terms of this Agreement. The Releasors further agree that the payments and benefits described in this Separation Agreement shall be in full satisfaction of any and all Claims for payments or benefits, whether express or implied, that the Releasors may have through the effective date of the Separation Agreement against the Releasees arising out of your employment relationship or your service as an employee of the Company.

(b) Specific Release of ADEA Claims. In consideration of the payments and benefits provided to you under Section 2(a), you hereby release and forever discharge the Releasees from any and all Claims that you may have as of the date you sign this Separation Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Separation Agreement, you hereby acknowledge and confirm that you: (i) have at least twenty-one (21) days to consider the terms of this Separation Agreement; (ii) are waiving all legal claims, including claims under the ADEA, although nothing in this Separation Agreement is intended to diminish or otherwise encumber your ability to make a lawful challenge in accordance with the Older Workers Benefit Protection Act to a waiver under the ADEA; (iii) were advised to consult with legal counsel of your own choosing at your expense prior to execution of this Separation Agreement; (iv) fully understand the terms and conditions contained herein; and (v) enter into this Separation Agreement of your own free will and were not under any undue pressure or duress. Expressly excluded from this release are (a) claims for indemnification and officers’ liability and other insurance coverage to which you are entitled under any Company insurance policy; (b) claims for monies, notices and vested benefits due under any employee benefit plan; (c) claims that cannot be waived by law; and (d) claims that may arise after the date this Separation Agreement is executed. You acknowledge that you have received as consideration for the waivers contained herein money and other benefits in addition to that to which you were already entitled.

(c) Representations. You hereby represent that you and the other Releasors have not instituted, assisted or otherwise participated in connection with, and that you have no information regarding any potential grounds for, any action, complaint, claim, charge, grievance, arbitration, lawsuit or administrative agency proceeding or action at law or otherwise against any Releasee.

(d) Release of Unknown Claims. You acknowledge that there is a risk that after the execution of this Agreement, you will incur or suffer loss, damage or injury which is in some way caused by or related to the matters covered by the above releases, but which is unknown and/or unasserted at the time this Agreement is signed. You assume the above-mentioned risks and upon advice of legal counsel, waive any and all rights under California Civil Code Section 1542 (and any comparable statutes under the laws of other states to the extent applicable), which section has been fully explained to you by your counsel, and which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

You warrant and represent that you sign this Agreement with full knowledge of your legal rights provided by Sections 1541 and 1542 of the California Civil Code, i.e., the extinguishment of all obligations except those expressly reserved in this Agreement.

8. Miscellaneous.

(a) Execution and Delivery. You agree to sign and return to the Company an executed original of this Separation Agreement by mail on or before 5:00 p.m. (Chicago time) on July 25, 2024 If you fail to sign and return this Separation Agreement to the Company on or before 5:00 p.m. (Chicago time) on July 25, 2024, you will not be entitled to receive the additional payments or benefits described in this Separation Agreement.

(b) Entire Agreement. Except as provided herein, this Separation Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersedes and replaces any express or implied, written or oral, prior agreement, plan or arrangement with respect to the terms of your employment and the termination thereof which you may have had with the Company. No modifications to this Separation Agreement shall be valid unless made in writing and signed by you and an authorized officer of the Company.

(c) Remedies. You agree that damages incurred by the Company caused by a breach of this Separation Agreement will be difficult to ascertain. In the event of any breach by you of any provision of this Separation Agreement, in addition to any other remedy available to the Company to enforce such provisions, the Company (i) shall cease to have any obligation to continue to make payments or provide benefits to you under this Separation Agreement, (ii) may recoup any of the compensation paid under Section 2(a) hereunder and provide for the immediate forfeiture of any unvested equity awards and (iii) you shall be responsible for the reasonable attorneys’ fees and costs related to the Company’s enforcement of such provisions. You further acknowledge that any breach of the provisions in Section 5 above will cause irreparable injury to the Company for which money damages will not provide any adequate remedy. Accordingly, you agree that, in the event you breach any of the provisions in Section 5, the Company shall be entitled to obtain appropriate injunctive and/or other equitable relief for such breach, without the posting of any bond or other security, in addition to all other legal remedies to which it may be entitled, and to the extent applicable, the term of such restrictive covenant shall be extended by a period of time equal to the period of the duration of such breach. If the Company believes that a breach has occurred, the Company agrees to promptly notify you in writing, setting forth all details that support the suspicion of a breach. The parties agree to meet as soon as practicable and attempt to resolve the concern.

(d) Withholding Taxes. Any payments made or benefits provided to you under this Separation Agreement shall be reduced by all applicable withholding taxes and any other authorized or required deductions.

(e) Waiver. The failure of the Company to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by you or the Company of any breach or default by the other party of any term or provision of this Separation Agreement shall not operate as a waiver of any other breach or default.

(f) Severability. If any court of competent jurisdiction determines that any provision, section, subsection or other portion of this Separation Agreement is invalid, illegal or unenforceable in whole or in part, when such determination shall become final, such provisions or portions shall be deemed to be severed or limited, but only to the extent required to render the remaining provisions and portions of this Separation Agreement enforceable. This Separation Agreement as thus amended shall be enforced to give effect to the intention of the parties insofar as that is possible. However, as allowed by law if you challenge the release of claims in Section 7 and any portion of it were found to be unenforceable, and you file a claim against the Company that otherwise is covered in release of claims, you shall return the consideration paid hereunder to the Company.

(g) Counterparts. This Separation Agreement may be executed in one or more counterparts, which together shall constitute one and the same agreement.

(h) Notices. Any notices required or made pursuant to this Separation Agreement shall be in writing and shall be deemed to have been given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, as follows: Yishai Lerner: at the last home address in the Company’s records; and if to the Company:

Jones Lang LaSalle Incorporated
Attention: Global Chief Legal Officer
200 East Randolph Drive
Chicago, Illinois 60601

or to such other address as either party may furnish to the other in writing in accordance with this Section 8(h). Notices of change of address shall be effective only upon receipt.

(i) Successors and Assigns. Except as otherwise provided herein, this Separation Agreement shall inure to the benefit of and be enforceable by you and the Company and its respective successors and assigns.

(j) Governing Law. This Separation Agreement shall be governed by and construed for all purposes according to the laws of the State of Illinois, without regard to any State’s rules regarding conflicts of laws.

(k) Non-Admission. In executing this Separation Agreement, neither you nor the Company admits to any wrongdoing or violation of any law. The general release in this Separation Agreement may not be used in court or other litigation except with respect to a proceeding concerning a breach of the terms of this Separation Agreement.

(l) Section 409A Compliance. The payments and benefits under this Separation Agreement are intended to either comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other official guidance thereunder (“Section 409A”), or be exempt from the application of Section 409A and, accordingly, to the maximum extent permitted, this Separation Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company of the applicable provision without violating the provisions of Section 409A. To the extent that any amount payable under this Separation Agreement could be paid in either of two of your taxable years depending on the date that the release of claims provided under this Separation Agreement becomes irrevocable, such amount shall be paid on the later of January 15 of the later such taxable year or the date not later than 30 days after such release of claims becomes irrevocable. Payments due upon your separation from service (as defined under Section 409A) shall be subject to delay pursuant to Section 409A(a)(2)(B)(i) to the extent applicable.
* * * * *
[signature page follows]

[Signature page to Separation Agreement]

Please indicate your acceptance by signing both originals of this Separation Agreement and returning one such signed original to the Company by mail, attention of the undersigned officer of the Company.

JONES LANG LASALLE INCORPORATED

/s/ Christian Ulbrich
NAME: Christian Ulbrich
TITLE: President and Chief Executive Officer

Date: July 31, 2024

YOU HEREBY ACKNOWLEDGE THAT YOU HAVE READ THIS SEPARATION AGREEMENT, THAT YOU FULLY KNOW, UNDERSTAND AND APPRECIATE ITS CONTENTS, AND THAT YOU HEREBY ENTER INTO THIS SEPARATION AGREEMENT VOLUNTARILY AND OF YOUR OWN FREE WILL.

ACCEPTED AND AGREED:

/s/ Yishai Lerner
Yishai Lerner

Date: July 25, 2024